Exhibit 99.1

Renren Reports First Quarter 2023 Financial Results

Phoenix, Arizona, May 17, 2023 — Renren Inc. (NYSE: RENN) (“Renren” or the “Company”), which operates two US-based SaaS businesses, Chime Technologies Inc.© and Trucker Path Inc.©, today reported its first quarter 2023 financial results.

First Quarter 2023 Financial Highlights

➢	Revenue increased 18% over Q1 2022 to $12.1 million
➢	Gross profit increased 20% over Q1 2022 to $9.4 million; gross profit margin increased from 76% in Q1 2022 to 78%
➢	Loss from operations improved from a loss of $4.8 million in Q1 2022 to a loss of $3.4 million
➢	Net cash used by operating activities of $2.8 million the first quarter of 2023 compared to $1.8 million used during the first quarter of 2022
➢	Total cash & cash equivalents and short-term investments of $49.9 million as of the end of Q1 2023

“We remain focused on unlocking the full potential of both our SaaS platforms, Chime and Trucker Path, while making prudent investments in new initiatives such as our property management software and services platform Rentancy. Our goal is to make investments and operate businesses that generate long-term returns for our investors," said Chris Palmer, chief financial officer of Renren. "Moreover, we remain financially strong, with nearly $50 million cash and short-term investments to support our future growth and innovation.”

About Renren Inc.

Renren Inc. (NYSE: RENN) operates several US-based SaaS businesses including Chime, Inc. and Trucker Path. Renren’s American depositary shares, each of which currently represents forty-five Class A ordinary shares, trade on NYSE under the symbol “RENN”.

Forward-Looking Statements

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Statements that are not historical facts, including statements about Renren’s beliefs and expectations, including statements on making investments and operating businesses that generate long-term returns for investors, and expectations for future growth and innovation are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Renren’s goals and strategies; Renren’s future business development, financial condition and results of operations; Renren’s expectations regarding demand for and market acceptance of its services; Renren’s plans to enhance user experience, infrastructure and service offerings. Further information regarding these and other risks is included in our annual report on Form 10-K for the year ended December 31, 2022 and other documents filed with the SEC. All information provided in this press release is as of the date of this press release, and Renren does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

Investor Relations Department

Renren Inc.

Email: ir@renren-inc.com

RENREN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2022 and 2023

(In thousands of US dollars, except share data and per share data)

	For the three months ended March 31,
	2022	2023
Revenues:
SaaS revenue	$10,261	$12,080
Other services	60	69
Total revenues	10,321	12,149
Cost of revenues:
SaaS business	2,426	2,674
Other services	21	49
Total cost of revenues	2,447	2,723

Gross profit	7,874	9,426

Operating expenses
Selling and marketing	4,795	4,896
Research and development	3,598	4,902
General and administrative	4,272	3,047
Total operating expenses	12,665	12,845

Loss from operations	(4,791)	(3,419)

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